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Pricing Supplement Dated May 26, 1999                      Rule 424(b) (2)
(To Prospectus dated September 9, 1997, and                File No. 333-34511
Prospectus Supplement dated November 14,1997)

                        WEST PENN POWER COMPANY
                    Medium-Term Notes - Fixed Rate

Principal Amount:  $84,000,000           Interest Rate:  6.375%
Agents Discount or Commission:  .50%     Stated Maturity Date: 06/01/2004
Nets Proceeds to Issuer: $83,580,000     Original Issue Date:  06/01/1999

Interest Payment Date(s):  June 1 and December 1

Redemption:

: X  The  Notes cannot be redeemed prior to the Stated Maturity Date.
:    The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:       %
     Annual  Redemption Percentage Reduction:     %  until  Redemption
     Percentage is 100% of the Principal Amount.

Optional Repayment:
: X The Notes cannot be repaid prior to the Stated Maturity Date
:   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
    Optional Repayment Date(s):
    Repayment Price:        %

Currency:
     Specified  Currency:  U.S.    (If other than U.S. dollars, see attached)
     Minimum  Denominations:       (Applicable only if Specified Currency is
                                    other than U.S. dollars)

Original Issue Discount: : Yes     : No    X
   Total Amount of OID:                      Yield to Maturity:
   Initial Accrual Period:                   Issue Price:     ____%

Form: X Book-Entry  : Certificated

Agent:    : Merrill Lynch                    $28,000,000

          : Goldman Sachs                    $28,000,000

          : Banc One Capital Markets Inc.    $28,000,000

          : Other

Agent acting in the capacity as indicated below:
     : Agent       X     : Principal

If as principal:
     : The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     : X The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:
     The  Notes  are being offered at a fixed initial public  offering
     price of      % of Principal Amount.

Other Provisions:
     Unsecured